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                                                                    Exhibit 8

                         INCENTIVE/STAY BONUS AGREEMENT

            THIS INCENTIVE/STAY BONUS AGREEMENT ("Agreement"), is made and entered into as of the 14th day of May, 1999, by and between First Commonwealth, Inc., a Delaware corporation (the "Company"), and Scott B. Sanders, an individual resident of the State of Illinois ("Executive").

                              W I T N E S S E T H:

            WHEREAS, the Board of Directors of the Company has approved an engagement letter with William Blair & Company pursuant to which such firm has been engaged to render certain financial advisory and investment banking services to the Company in connection with a possible business combination of the Company with another party (a "Possible Transaction");

            WHEREAS, the Board of Directors of the Company has also approved an incentive/stay bonus payment to Executive with the purpose of seeking to maximize the value of any Possible Transaction and to incent Executive to remain employed through a 120-day transition period following a Change in Control;

            WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Employment Agreement dated May 25, 1995 between the Company and Executive, as amended on February 12, 1999 (the "Employment Agreement").

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            NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, the parties agree as follows:

      Section 1. Bonus. In the event of a Change in Control (as defined in the Company's 1995 Long-Term Incentive Plan), the Company shall pay to Executive according to the schedule on the attachment hereto (the "Bonus"). The Bonus shall be paid by the Company to Executive in cash in the amounts and at the times specified below:

      a.    50% of the Bonus shall be paid in cash upon the Change in Control.

      b.    50% of the Bonus (the "Deferred Bonus") shall be paid as follows:

            i. if the Executive is employed by the Company on the date which is 120 days after the Change in Control, the Deferred Bonus shall be paid in cash on such date.

            ii. if the Executive ceases to be employed by the Company for any reason (including death or disability) prior to 120 days after the Change in Control under circumstances pursuant to which the Executive (or any of his beneficiaries) is entitled to a payment of severance benefits under Paragraph 4 of Sections 2 of the Employment Agreement, the Deferred Bonus shall be paid in cash upon such event.

            iii. if the Executive terminates employment with the Company prior to 120 days after the Change in Control under circumstances

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                  pursuant to which the Executive is not entitled to a severance payment under Paragraph 4 of Section 2 of the Employment Agreement, no Deferred Bonus shall be payable by the Company to the Executive.

      Section 2. Headings. The Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

      Section 3. Successors; Binding Agreement.

      a. This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

      b. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 3, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall not reduce the obligations of the Company or its successor hereunder.

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      c.    This Agreement shall inure to the benefit of and be enforceable by
            Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

      Section 4. Notices.

      a. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to Executive, to Scott
            B. Sanders, and if to the Company, to First Commonwealth, Inc., Suite 600, 444 North Wells Street, Chicago, Illinois 60610, attention: Chairman of the Board of Directors, with a copy to the Secretary, or (ii) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      Section 5. Full Settlement; Resolution of Disputes; Expenses.

      a. The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be

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            affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

      b. If there shall be any dispute between the Company and Executive regarding any payments to be made hereunder during the term hereof or in the event of any termination of Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that the Company is not obligated to pay any amount or provide any benefit to Executive and his dependents or other beneficiaries, as the case may be, under this Agreement, the Company shall pay all amounts to Executive or beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to this Agreement as if no dispute with respect to such payments existed; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of Executive to repay all such amounts to which Executive is ultimately adjudged by such court not to be entitled.

      Section 6. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to conflicts of laws principle. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

      Section 7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together

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shall constitute one and the same instrument.

      Section 8. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and amounts payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or amounts payable to, Executive, his estate or his beneficiaries under any other agreement, employee benefit plan or compensation program of the Company.
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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date and year first above written.

                                            FIRST COMMONWEALTH, INC.

                                            By: /s/ David W. Mulligan
                                                ----------------------------
                                                    Name:  David W. Mulligan
                                                    Title: President


                                            EMPLOYEE

                                                    /s/ Scott B. Sanders
                                                    ------------------------
                                                    Name: Scott B. Sanders